UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 28, 2011

First Horizon National Corporation
(Exact Name of Registrant as Specified in Charter)

TN	001-15185	62-0803242
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

165 MADISON AVENUE
MEMPHIS, TENNESSEE	38103
(Address of Principal Executive Office)	(Zip Code)

Registrant’s telephone number, including area code - (901) 523-4444

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

First Horizon has recognized pre-tax expense of $36.7 million in the second quarter of 2011 related to First Horizon’s settlement of a litigation matter

As was disclosed previously by First Horizon in reports on Forms 10-K and 10-Q, the Chapter 11 Liquidation Trustee (the “Trustee”) of Sentinel Management Group, Inc. (“Sentinel”) has filed two complaints in the U.S. District Court for the Northern District of Illinois, Eastern Division (Case Nos. 1:08-cv-06587 and 1:09-cv-02258) against two subsidiaries, First Tennessee Bank National Association (“FTBNA”) and FTN Financial Securities Corp. (“FTN”), and two former FTN employees. The Trustee’s claims relate to Sentinel’s purchases of Preferred Term Securities Limited (“PreTSL”) products and other securities from FTN and/or the FTN Financial Capital Markets division of FTBNA from March 2005 to August 2007. Collectively, the claims alleged in the complaints are: aiding and abetting breach of fiduciary duty; commercial bribery; federal securities fraud; negligent misrepresentation; violation of the Illinois Blue Sky Law and the Illinois Consumer Fraud Act; negligence; unjust enrichment; and avoidance and recovery of fraudulent transfers. The Trustee seeks, among other things: compensatory damages of approximately $126 million; unspecified punitive damages; disgorgement of profits, fees and commissions; rescission of securities purchases; avoidance of allegedly fraudulent transfers; and unspecified interest, costs, and attorney’s fees.

On July 20, 2011, First Horizon and the Trustee began a mediation process in advance of the start of a civil trial scheduled for August 15. The positions of the two parties consistently had been far apart leading up to the mediation and remained so initially. However, significant progress towards a settlement was made during the mediation process. On July 28, 2011 the parties reached an agreement to settle the dispute, subject to court approval. Under the terms of the settlement the Trustee would receive a total of $38.5 million dollars. After considering the terms of the settlement, First Horizon has recognized a pre-tax expense of $36.7 million for the second quarter of 2011 related to this settlement. The expense will be recognized as other non-interest expense within the Capital Markets segment.

Although First Horizon believes that certain insurance policies provide coverage for this expense, the insurers have denied coverage. First Horizon has brought suit against the insurers to enforce the policies. The case is in federal court in the Western District of Tennessee styled as First Horizon National Corporation, et al. v. Certain Underwriters at Lloyd’s Syndicate Nos. 2987, et al., No. 2:11-cv-02608. As a result of the uncertainties arising from this dispute, insurance coverage has not been taken into consideration in determining the amount of the expense recognized at this time for the Sentinel settlement.

Because the settlement arose from events occurring after July 15, 2011, the amounts included in First Horizon’s earnings release dated July 15, 2011 did not reflect this additional expense. However, First Horizon’s financial statements to be included in its second quarter 2011 Quarterly Report on Form 10-Q will reflect the additional expense.

Revised financial results are included in Exhibit 99.1 to this Form 8-K. In the near future First Horizon expects to revise its second quarter 2011 financial supplement, originally issued on July 15, 2011, to reflect the settlement expense. The revised supplement will be posted in the Investor Relations section of First Horizon’s website www.fhnc.com.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

The following exhibit is furnished pursuant to Item 2.02, is not to be considered “filed” under the Securities Exchange Act of 1934, as amended (“Exchange Act”), and shall not be incorporated by reference into any of First Horizon’s previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act.

Exhibit #	Description

99.1	Summary Quarterly Results

* * * * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First Horizon National Corporation
(Registrant)

Date: July 28, 2011	By:	/s/ Clyde A. Billings, Jr.

Senior Vice President, Assistant
General Counsel, and Corporate Secretary

EXHIBIT INDEX

EX-99.1	Summary Quarterly Results